Exhibit 10.31
Chyron Corporation
Non-Employee Director Compensation Policy

The following is a description of the standard compensation arrangements under which Chyron Corporation’s (the “Company”) non-employee directors will be compensated for their service as Directors, including as members of the various committees of the Company’s Board of Directors (the “Board”).   This new policy was approved by the Board of Directors at their meeting on December 9, 2009.  Under this policy there are two compensation components, cash and Restricted Stock Units (“RSUs”).   Assuming there are six non-employee Directors and three committees for 2010, the total compensation for the Board is $150,000 cash, and $210,000 value of RSUs representing 116,240 RSUs.

	Cash fees(1)	Dollar Value of RSUs to be awarded(2)	Number of RSUs to be awarded(3)
Annual fee to each non-employee Director	$20,000	$30,000	16,606
Additional annual fees:
Chairman of the Board	$15,000	$15,000	8,303
Chairman of the Audit Committee	$ 5,000	$ 5,000	2,767
Chairman of the Compensation Committee	$ 5,000	$ 5,000	2,767
Chairman of the Nominating and Governance Committee	$ 5,000	$ 5,000	2,767

(1)
All cash fees will be paid in four quarterly installments following each quarter of service. Non-employee directors will also be reimbursed for their out-of pocket expenses incurred in attending meetings. No per meeting attendance fees will be paid.

(2)	The dollar value of RSUs is the dollar value assigned to the RSUs portion of Director compensation. This amount is used to compute the number of RSUs to be awarded to Directors.

(3)
RSUs will vest after one year from the award date on the condition that the Director is still serving on the Board of Directors on the vesting date.  The above RSUs will be awarded on January 4, 2010 and will vest on January 4, 2011.  The number of RSUs is computed as the dollar value of RSUs divided by the fair market value of the Company’s common stock.  For computing the number of RSUs for 2010, the fair market value was set as the average closing price of the Company’s common stock for the 20 trading days preceding the December 9, 2009 meeting of the Board, or $1.8065 per share, rounded down.